Exhibit 99.2

For Immediate News Release

April 25, 2012

AVALONBAY COMMUNITIES, INC. ANNOUNCES

FIRST QUARTER 2012 OPERATING RESULTS

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended March 31, 2012 was $57,758,000.  This resulted in Earnings per Share – diluted (“EPS”) of $0.60 for the quarter ended March 31, 2012, compared to EPS of $0.35 for the comparable period of 2011, an increase of 71.4%.

The increase in EPS for the quarter ended March 31, 2012 over the prior year period is due primarily to an increase in Net Operating Income (“NOI”) from both existing and newly developed and acquired communities and reduced interest expense.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended March 31, 2012 increased 18.5% to $1.28 from $1.08 for the comparable period of 2011.

The Company’s FFO and EPS for the quarter ended March 31, 2012 include a one-time, non-cash charge for the early repayment of a variable rate secured note of approximately $0.01 per share.  FFO and EPS for the quarter ended March 31, 2011 include approximately $0.03 per share for the recognition of interest income associated with escrow funds for certain tax exempt financings.  Adjusting for these non-routine items, FFO per share for the three months ended March 31, 2012 would have increased by 22.9% over the prior year period.

The following table compares the Company’s first quarter 2012 actual results to its February 2012 outlook:

First Quarter 2012 Results
Comparison to February 2012 Outlook

Per Share

FFO per share 1Q 2012 - February 2012 Outlook (1)	$ 1.22

Community NOI (2)	0.04
Interest expense and other	0.02

FFO per share 1Q 2012 Reported Results	$ 1.28

(1) Represents the mid-point of the Company’s 1Q 2012 outlook.
(2) Favorable community NOI includes $0.01 for revenues and $0.03 for operating expenses, half of which are timing related and expected to be incurred in 2012.

Commenting on the Company’s results, Tim Naughton, CEO and President, said, "Same-store NOI growth exceeded 10% for the second consecutive quarter, the first time that has occurred in over 10 years. With solid fundamentals, rising rents, and attractive land and construction costs, delivering new communities through development will continue to drive FFO growth."

Operating Results for the Quarter Ended March 31, 2012 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $18,679,000, or 7.9% to $254,487,000.  For Established Communities, rental revenue increased 6.6%, attributable to increases in Average Rental Rates of 6.4% and Economic Occupancy of 0.2%. As a result, total revenue for Established Communities increased $11,045,000 to $179,559,000. Operating expenses for Established Communities decreased $581,000, or 1.1%, to $54,163,000. Accordingly, NOI for Established Communities increased by 10.2%, or $11,626,000, to $125,396,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the first quarter of 2012 compared to the first quarter of 2011:

Q1 2012 Compared to Q1 2011

	Rental	Operating			% of
	Revenue	Expenses		NOI	NOI (1)

New England	5.1%	0.8%		7.5%	19.0%
Metro NY/NJ	6.4%	(0.9%	)	9.8%	29.4%
Mid-Atlantic	5.4%	2.5%		6.4%	14.2%
Pacific NW	8.5%	1.1%		11.9%	3.4%
No. California	10.3%	(1.8%	)	15.5%	19.6%
So. California	5.4%	(7.2%	)	11.9%	14.4%
Total	6.6%	(1.1%	)	10.2%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development Activity

During the first quarter of 2012, the Company started the construction of Avalon Mosaic, located in Tysons Corner, VA.

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

This community will contain 531 apartment homes when completed, and will be developed for an estimated Total Capital Cost of $120,900,000.

Redevelopment Activity

During the first quarter of 2012, the Company completed the redevelopment of two communities, one of which was redeveloped under the Company’s Eaves by Avalon brand and the second under the Company’s Avalon brand.  These communities contain 758 apartment homes and were redeveloped for $32,500,000, excluding costs incurred prior to redevelopment.

Disposition Activity

During the first quarter of 2012, AvalonBay Value Added Fund, L.P. (“Fund I”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%, sold two communities located in Chicago, IL: Avalon Lakeside, containing 204 apartment homes, was sold for $20,500,000 and Avalon Poplar Creek, containing 196 apartment homes, was sold for $27,200,000. The Company’s proportionate share of the aggregate gain in accordance with GAAP for these dispositions was $1,086,000.

Acquisition Activity

During the first quarter of 2012, the Company acquired The Mark Pasadena, located in Pasadena, CA.  The Mark Pasadena contains 84 apartment homes and was acquired for a purchase price of $19,400,000.

Also during the first quarter of 2012, AvalonBay Value Added Fund II, L.P. (“Fund II”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31%, acquired Avalon Watchung, a 334 apartment home community located in Watchung, NJ, for $63,000,000.  This is the final acquisition for Fund II, which brings the total invested capital to $836,236,000 at March 31, 2012.

Financing, Liquidity and Balance Sheet Statistics

At March 31, 2012, the Company had no amounts outstanding under its $750,000,000 unsecured credit facility.

At March 31, 2012, the Company had $321,136,000 in unrestricted cash and cash in escrow.

Unencumbered NOI as a percentage of total NOI generated by real estate assets for the quarter ended March 31, 2012 was

71%. Interest Coverage for the first quarter of 2012 was 4.6 times.

Debt Repayment Activity

In January 2012, the Company repaid $179,400,000 principal amount of its 5.5% coupon unsecured notes pursuant to their scheduled maturity.

In February 2012, the Company repaid a variable rate secured mortgage note in the amount of $48,500,000 in advance of its November 2039 scheduled maturity date at par.  As part of this transaction, the Company incurred a non-cash charge of $1,179,000 for the write off of deferred financing costs, which was included in the Company’s February 2012 outlook.  The Company recognized this charge as a loss on extinguishment of debt in the first quarter of 2012.

Second Quarter 2012 Financial Outlook

For the second quarter of 2012, the Company expects EPS in the range of $1.86 to $1.90 and expects Projected FFO per share in the range of $1.30 to $1.34.

Second Quarter 2012 Conference/Event Schedule

The Company is scheduled to participate in the NAREIT Institutional Investor Forum in New York, NY, from June 12-14, 2012.  The Company will present and conduct a question and answer session at the conference. Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company.  Details on how to access a webcast of the Company’s presentation will be available in advance of the conference event at the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on April 26, 2012 at 1:00 PM ET to review and answer questions about this release, its first quarter 2012 results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally.

To hear a replay of the call, which will be available from April 26, 2012 at 3:00 PM ET to May 4, 2012 at 11:59 PM ET, dial 1-800-585-8367 domestically and 1-404-537-3406 internationally, and use Access Code: 69432203. A webcast of the conference call will also be available at

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of March 31, 2012, the Company owned or held a direct or indirect ownership interest in 199 apartment communities containing 59,090 apartment homes in ten states and the District of Columbia, of which 20 communities were under construction and 10 communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q. The Company does not undertake a duty to update forward-looking statements, including its expected second quarter and full year 2012 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 13, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.”  Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

AvalonBay
COMMUNITIES, INC.

FIRST QUARTER 2012
Supplemental Operating and Financial Data

Avalon Union City
Union City, CA

Eaves South Coast
Costa Mesa, CA

AVA

AVA Queen Anne
Seattle, WA

Avalon Rockville Centre
Rockville Centre, NY

Our strategy is to be leaders in market research and capital allocation, delivering a range of multifamily offerings tailored to serve the needs of the most attractive customer segments in the best-performing submarkets of the United States.

FIRST QUARTER 2012

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3
Sequential Operating Information by Business Segment	Attachment 4

Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 6
Operating Expenses (“Opex”) (Established Communities)	Attachment 7

Development, Redevelopment, Acquisition and Disposition Profile
Development Communities	Attachment 8
Redevelopment Communities	Attachment 9
Summary of Development and Redevelopment Community Activity	Attachment 10
Future Development	Attachment 11
Summary of Disposition Activity	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 13

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate.  In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

  Attachment 1

AvalonBay Communities, Inc.

Selected Operating and Other Information

March 31, 2012

(Dollars in thousands except per share data)

(unaudited)

SELECTED OPERATING INFORMATION

	Q1	Q1
	2012	2011	$ Change	% Change

Net income attributable to common stockholders	$57,758	$30,341	$27,417	90.4%

Per common share - basic	$0.61	$0.35	$0.26	74.3%
Per common share - diluted	$0.60	$0.35	$0.25	71.4%

Funds from Operations	$121,971	$93,542	$28,429	30.4%
Per common share - diluted	$1.28	$1.08	$0.20	18.5%

Dividends declared - common	$92,481	$77,929	$14,552	18.7%
Per common share	$0.9700	$0.8925	$0.0775	8.7%

Common shares outstanding	95,341,319	87,315,258	8,026,061	9.2%
Outstanding operating partnership units	7,500	7,707	(207)	(2.7%)
Total outstanding shares and units	95,348,819	87,322,965	8,025,854	9.2%

Average shares outstanding - basic	95,274,494	86,405,976	8,868,518	10.3%

Weighted shares - basic	94,855,266	86,168,732	8,686,534	10.1%
Average operating partnership units outstanding	7,500	10,291	(2,791)	(27.1%)
Effect of dilutive securities	791,013	818,507	(27,494)	(3.4%)
Average shares outstanding - diluted	95,653,779	86,997,530	8,656,249	9.9%

DEBT COMPOSITION AND MATURITIES	CAPITALIZED COSTS

3

		Average						Non-Rev
		Interest	Remaining			Cap	Cap	Capex
Debt Composition (1)	Amount	Rate (2)	Maturities (1)			Interest	Overhead	per Home

Conventional Debt			2012	$226,541	Q1 12	$12,320	$6,627	$52
Long-term, fixed rate	$2,806,486		2013	$336,849	Q4 11	$10,901	$6,165	$211
Long-term, variable rate	23,666		2014	$164,284	Q3 11	$8,946	$5,893	$181
Variable rate facilities (3)	–		2015	$418,189	Q2 11	$7,673	$6,058	$128
Subtotal, Conventional	2,830,152	5.6%	2016	$262,807	Q1 11	$6,343	$5,868	$53

Tax-Exempt Debt					COMMUNITY INFORMATION
Long-term, fixed rate	182,458
Long-term, variable rate	367,935
Subtotal, Tax-Exempt	550,393	3.3%						Apartment
							Communities	Homes
Total Debt	$3,380,545	5.2%			Current Communities		179	53,315
					Development Communities		20	5,775
					Development Rights		34	9,415

(1) Excludes debt associated with assets classified as held for sale.

(2) Includes costs of financing such as credit enhancement fees, trustees’ fees, etc.

(3) Represents the Company’s $750 million unsecured credit facility, under which no amounts were drawn at March 31, 2012.

  Attachment 2

AvalonBay Communities, Inc.

Detailed Operating Information

March 31, 2012

(Dollars in thousands except per share data)

(unaudited)

	Q1	Q1
	2012	2011	% Change
Revenue:
Rental and other income	$249,905	$226,210	10.5%
Management, development and other fees	2,549	2,320	9.9%
Total	252,454	228,530	10.5%

Operating expenses:
Direct property operating expenses, excluding property taxes	53,638	52,575	2.0%
Property taxes	24,530	24,140	1.6%
Property management and other indirect operating expenses	10,582	9,350	13.2%
Total operating expenses	88,750	86,065	3.1%
Interest expense, net	(33,626)	(42,971)	(21.7%)
Loss on extinguishment of debt, net	(1,179)	--	N/A
General and administrative expense	(9,710)	(7,292)	33.2%
Joint venture income (1)	2,175	503	332.4%
Investments and investment management expense	(1,446)	(1,191)	21.4%
Expensed acquisition, development and other pursuit costs	(239)	(651)	(63.3%)
Depreciation expense	(62,991)	(59,650)	5.6%
Income from continuing operations	56,688	31,213	81.6%
Income (loss) from discontinued operations (2)	921	(676)	236.2%
Total discontinued operations	921	(676)	236.2%
Net income	57,609	30,537	88.7%
Net (income) loss attributable to noncontrolling interests	149	(196)	(176.0%)
Net income attributable to common stockholders	$57,758	$30,341	90.4%
Net income attributable to common stockholders per common share - basic	$0.61	$0.35	74.3%
Net income attributable to common stockholders per common share - diluted	$0.60	$0.35	71.4%

(1)              Amount for the three months ended March 31, 2012 includes $1,086 related to the sale of two unconsolidated communities.

(2)              Reflects net income or loss for investments in real estate classified as discontinued operations as of March 31, 2012 and investments in real estate sold during the period from January 1, 2011 through March 31, 2012.  The following table details income from discontinued operations for the periods shown:

	Q1	Q1
	2012	2011

Rental income	$2,033	$7,278
Operating and other expenses	(711)	(5,005)
Interest expense, net	(80)	(1,300)
Depreciation expense	(321)	(1,649)

Income (loss) from discontinued operations	$921	$(676)

  Attachment 3

AvalonBay Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(unaudited)

	March 31,	December 31,
	2012	2011

Real estate	$8,414,348	$8,301,061
Less accumulated depreciation	(1,900,698)	(1,837,847)

Net operating real estate	6,513,650	6,463,214

Construction in progress, including land	688,617	597,546
Land held for development	297,127	325,918
Operating real estate assets held for sale, net	38,060	38,352

Total real estate, net	7,537,454	7,425,030

Cash and cash equivalents	248,242	616,853
Cash in escrow	72,894	73,400
Resident security deposits	24,269	23,597
Other assets	358,200	343,510
Total assets	$8,241,059	$8,482,390

Unsecured notes, net	$1,449,929	$1,629,210
Unsecured facilities	--	--
Notes payable	1,930,386	1,969,986
Resident security deposits	37,975	36,827
Liabilities related to assets held for sale	34,042	33,875
Other liabilities	391,260	403,537
Total liabilities	$3,843,592	$4,073,435

Redeemable noncontrolling interests	7,197	7,063

Stockholders’ equity	4,390,270	4,401,892
Total liabilities and stockholders’ equity	$8,241,059	$8,482,390

  Attachment 4

AvalonBay Communities, Inc.

Sequential Operating Information by Business Segment (1)

March 31, 2012

(Dollars in thousands)

(unaudited)

	Total	Quarter Ended	Quarter Ended
	Homes	March 31, 2012	December 31, 2011

RENTAL REVENUE
Established (2)	30,788	$179,497	$178,193
Other Stabilized (2) (3)	7,817	36,470	35,598
Redevelopment (2)	4,883	30,183	30,111
Development (2)	5,775	3,458	2,199
Total Consolidated Communities	49,263	$249,608	$246,101

OPERATING EXPENSE
Established		$54,163	$53,985
Other Stabilized		12,746	13,666
Redevelopment		9,384	8,992
Development		1,876	1,068
Total Consolidated Communities		$78,169	$77,711

NOI (2)
Established		$125,396	$124,269
Other Stabilized		23,932	22,580
Redevelopment		20,828	21,150
Development		1,584	1,134
Total Consolidated Communities		$171,740	$169,133

AVERAGE REVENUE PER OCCUPIED HOME
Established		$2,022	$2,011
Other Stabilized		1,607	1,603
Redevelopment		2,175	2,147
Development (4)		2,399	2,308

ECONOMIC OCCUPANCY
Established		96.1%	95.9%
Other Stabilized		95.6%	94.5%
Redevelopment		94.8%	95.7%
Development (5)		28.7%	26.1%

STABILIZED COMMUNITIES TURNOVER 2012 / 2011 (6)		43.9% / 43.5%	46.0%

(1)   Excludes amounts related to communities that have been sold, or that are classified as held for sale.

(2)   See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)   Results for these communities for quarters prior to January 1, 2012 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized. In addition, period-over-period comparability for these communities is impacted by acquisition activity, results for which will not impact quarters prior to acquisition.

(4)   Average revenue per occupied home for Development Communities includes only those assets with at least one full quarter of lease-up activity and is subject to variability due to the inclusion of transactional fees, which are typically higher during lease-up than post-stabilization.

(5)   Economic Occupancy for Development Communities is calculated based on the communities currently generating revenue.  For detail of occupancy rates for communities under construction, and communities for which construction has completed, but the community has not yet reached stablized occupancy, see Attachment #8, Development Communities.

(6)   Turnover for communities with stablized occupancy for the respective reporting period is measured as the annualized number of units turned over during the quarter, divided by the total number of apartment homes.

Attachment 5

AvalonBay Communities, Inc.

Quarterly Revenue and Occupancy Changes - Established Communities (1)

March 31, 2012

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		Q1 12	Q1 11	% Change	Q1 12	Q1 11	% Change	Q1 12	Q1 11	% Change
New England
Boston, MA	3,939	$1,789	$1,689	5.9%	95.4%	95.8%	(0.4%)	$20,171	$19,116	5.5%
Fairfield-New Haven, CT	2,347	2,027	1,935	4.8%	96.0%	96.4%	(0.4%)	13,708	13,129	4.4%
New England Average	6,286	1,878	1,781	5.4%	95.7%	96.0%	(0.3%)	33,879	32,245	5.1%

Metro NY/NJ
New York, NY	4,027	2,846	2,661	7.0%	96.0%	95.4%	0.6%	32,994	30,668	7.6%
New Jersey	2,246	2,016	1,920	5.0%	96.4%	95.9%	0.5%	13,101	12,415	5.5%
Long Island, NY	1,620	2,376	2,288	3.8%	96.1%	96.0%	0.1%	11,092	10,671	3.9%
Metro NY/NJ Average	7,893	2,513	2,373	5.9%	96.1%	95.6%	0.5%	57,187	53,754	6.4%

Mid-Atlantic
Washington Metro	4,748	1,866	1,788	4.4%	96.6%	95.6%	1.0%	25,691	24,384	5.4%
Mid-Atlantic Average	4,748	1,866	1,788	4.4%	96.6%	95.6%	1.0%	25,691	24,384	5.4%

Pacific Northwest
Seattle, WA	1,908	1,423	1,331	6.9%	97.0%	95.4%	1.6%	7,902	7,281	8.5%
Pacific Northwest Average	1,908	1,423	1,331	6.9%	97.0%	95.4%	1.6%	7,902	7,281	8.5%

Northern California
San Jose, CA	2,442	2,093	1,885	11.0%	96.0%	96.7%	(0.7%)	14,725	13,348	10.3%
Oakland-East Bay, CA	1,699	1,687	1,538	9.7%	95.9%	96.6%	(0.7%)	8,247	7,564	9.0%
San Francisco, CA	1,079	2,613	2,352	11.1%	96.1%	95.7%	0.4%	8,126	7,290	11.5%
Northern California Average	5,220	2,069	1,869	10.7%	96.0%	96.4%	(0.4%)	31,098	28,202	10.3%

Southern California
Los Angeles, CA	2,974	1,774	1,680	5.6%	96.3%	96.3%	0.0%	15,236	14,428	5.6%
Orange County, CA	834	1,769	1,652	7.1%	96.4%	96.1%	0.3%	4,269	3,974	7.4%
San Diego, CA	925	1,596	1,537	3.8%	95.6%	96.9%	(1.3%)	4,235	4,131	2.5%
Southern California Average	4,733	1,738	1,646	5.6%	96.2%	96.4%	(0.2%)	23,740	22,533	5.4%

Average/Total Established	30,788	$2,022	$1,901	6.4%	96.1%	95.9%	0.2%	$179,497	$168,399	6.6%

(1) Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2011 such that a comparison of 2011 to 2012 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 6.1% between periods.

Attachment 6

AvalonBay Communities, Inc.

*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities (1)

March 31, 2012

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)

		Q1 12	Q4 11	% Change	Q1 12	Q4 11	% Change	Q1 12	Q4 11	% Change
New England
Boston, MA	3,939	$1,789	$1,785	0.2%	95.4%	96.0%	(0.6%)	$20,171	$20,247	(0.4%)
Fairfield-New Haven, CT	2,347	2,027	2,047	(1.0%)	96.0%	96.5%	(0.5%)	13,708	13,910	(1.5%)
New England Average	6,286	1,878	1,883	(0.3%)	95.7%	96.2%	(0.5%)	33,879	34,157	(0.8%)

Metro NY/NJ
New York, NY	4,027	2,846	2,827	0.7%	96.0%	96.0%	0.0%	32,994	32,770	0.7%
New Jersey	2,246	2,016	2,000	0.8%	96.4%	96.3%	0.1%	13,101	12,984	0.9%
Long Island, NY	1,620	2,376	2,364	0.5%	96.1%	95.7%	0.4%	11,092	10,988	0.9%
Metro NY/NJ Average	7,893	2,513	2,495	0.7%	96.1%	96.0%	0.1%	57,187	56,742	0.8%

Mid-Atlantic
Washington Metro	4,748	1,866	1,866	0.0%	96.6%	95.8%	0.8%	25,691	25,499	0.8%
Mid-Atlantic Average	4,748	1,866	1,866	0.0%	96.6%	95.8%	0.8%	25,691	25,499	0.8%

Pacific Northwest
Seattle, WA	1,908	1,423	1,411	0.9%	97.0%	94.8%	2.2%	7,902	7,663	3.1%
Pacific Northwest Average	1,908	1,423	1,411	0.9%	97.0%	94.8%	2.2%	7,902	7,663	3.1%

Northern California
San Jose, CA	2,442	2,093	2,073	1.0%	96.0%	95.6%	0.4%	14,725	14,523	1.4%
Oakland-East Bay, CA	1,699	1,687	1,654	2.0%	95.9%	96.1%	(0.2%)	8,247	8,103	1.8%
San Francisco, CA	1,079	2,613	2,564	1.9%	96.1%	96.1%	0.0%	8,126	7,976	1.9%
Northern California Average	5,220	2,069	2,038	1.5%	96.0%	95.9%	0.1%	31,098	30,602	1.6%

Southern California
Los Angeles, CA	2,974	1,774	1,758	0.9%	96.3%	96.1%	0.2%	15,236	15,066	1.1%
Orange County, CA	834	1,769	1,750	1.1%	96.4%	95.8%	0.6%	4,269	4,197	1.7%
San Diego, CA	925	1,596	1,608	(0.7%)	95.6%	95.6%	0.0%	4,235	4,267	(0.7%)
Southern California Average	4,733	1,738	1,726	0.7%	96.2%	96.0%	0.2%	23,740	23,530	0.9%

Average/Total Established	30,788	$2,022	$2,011	0.5%	96.1%	95.9%	0.2%	$179,497	$178,193	0.7%

(1) Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2011 such that a comparison of 2011 to 2012 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

Attachment 7

AvalonBay Communities, Inc.

Operating Expenses (“Opex”) - Established Communities (1)

March 31, 2012

(Dollars in thousands)

(unaudited)

				Q1 2012
	Q1	Q1		% of
	2012	2011	% Change	Total Opex

Property taxes	$17,555	$17,229	1.9%	32.4%
Payroll (2)	13,386	13,035	2.7%	24.7%
Repairs & maintenance (3)	8,586	8,152	5.3%	15.9%
Office operations (4)	5,844	6,112	(4.4%)	10.8%
Utilities (5)	5,964	6,883	(13.4%)	11.0%
Marketing (6)	1,319	1,712	(23.0%)	2.4%
Insurance (7)	1,509	1,622	(7.0%)	2.8%
Total Established Communities
Operating Expenses (8)	$54,163	$54,745	(1.1%)	100.0%

(1) See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2) Payroll includes expenses directly related to on-site operations. The increase in payroll costs for the quarter ended March 31, 2012 over the prior year period is due primarily to increased employee benefit costs.

(3) Repairs & maintenance includes costs associated with preparing an apartment home for new residents including carpet replacement, as well as redecorating, landscaping, snow removal and regular maintenance costs.  The increase for the quarter ended March 31, 2012 over the prior year period is due to increased carpet replacement and common area repairs and cleaning expenses, offset somewhat by decreased snow removal expense.

(4) Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees.

(5) Utilities represents aggregate utility costs, net of resident reimbursements. The decrease for the quarter ended March 31, 2012 from the prior year period is due primarily to lower electric and gas expense, due to the mild winter experienced across the United States, and increased receipts from water submetering.

(6) Marketing costs represent amounts incurred for eletronic and print advertising, as well as prospect management and incentive costs.  The decrease for the quarter ended March 31, 2012 from the prior period is driven by a decrease in print advertising and more favorable terms for internet advertising.

(7) Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims proceeds. The period over period decrease is due primarily to an increase in deposits for insurance settlements. Insurance costs can exhibit volatility due to the amounts and timing of estimated and actual claim activity and the related proceeds received.

(8) Operating expenses for Established Communities excludes indirect costs for off-site corporate level property management related expenses, and other support related expenses.

Attachment 8

AvalonBay Communities, Inc.

Development Communities as of March 31, 2012

		Total	Schedule				Avg
	# of	Capital					Rent			% Occ
	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4)	(1) (5)

							Inclusive of
							Concessions
						See Attachment #13

Under Construction:

1. Avalon Rockville Centre	349	$ 109.7	Q1 2010	Q2 2011	Q3 2012	Q1 2013	$ 2,685	78.2%	83.4%	74.2%	57.2%
Rockville Centre, NY
2. AVA Queen Anne	203	54.7	Q3 2010	Q4 2011	Q2 2012	Q4 2012	2,100	93.6%	54.2%	47.8%	28.1%
Seattle, WA
3. Avalon Green II	444	107.8	Q3 2010	Q3 2011	Q4 2012	Q2 2013	2,555	45.9%	42.6%	34.2%	24.3%
Greenburgh, NY
4. Avalon Cohasset	220	54.8	Q4 2010	Q3 2011	Q2 2012	Q4 2012	1,930	81.8%	72.7%	58.2%	38.0%
Cohasset, MA
5. Avalon at Wesmont Station I	266	62.5	Q4 2010	Q1 2012	Q4 2012	Q2 2013	2,050	28.6%	24.1%	15.8%	3.6%
Wood-Ridge, NJ
6. Avalon Ocean Avenue	173	61.1	Q4 2010	Q1 2012	Q4 2012	Q2 2013	2,485	25.4%	16.8%	8.1%	1.2%
San Francisco, CA
7. Avalon North Bergen	164	42.8	Q4 2010	Q2 2012	Q3 2012	Q1 2013	2,175	14.6%	33.5%	7.3%	N/A
North Bergen, NJ
8. Avalon Garden City (6)	204	68.0	Q2 2011	Q2 2012	Q4 2012	Q2 2013	3,465	9.8%	24.0%	8.8%	N/A
Garden City, NY
9. Avalon Andover	115	26.6	Q2 2011	Q2 2012	Q3 2012	Q1 2013	1,875	63.5%	48.7%	9.6%	N/A
Andover, MA
10. Avalon Park Crest	354	77.6	Q4 2010	Q3 2012	Q2 2013	Q4 2013	1,910	N/A	N/A	N/A	N/A
Tysons Corner, VA
11. Avalon Exeter	187	114.0	Q2 2011	Q3 2013	Q1 2014	Q3 2014	4,335	N/A	N/A	N/A	N/A
Boston, MA
12. Avalon Irvine II	179	46.2	Q3 2011	Q1 2013	Q2 2013	Q4 2013	1,840	N/A	N/A	N/A	N/A
Irvine, CA
13. AVA Ballard	265	68.8	Q3 2011	Q2 2013	Q3 2013	Q1 2014	1,715	N/A	N/A	N/A	N/A
Seattle, WA
14. Avalon Shelton III	251	47.9	Q3 2011	Q1 2013	Q3 2013	Q1 2014	1,745	N/A	N/A	N/A	N/A
Shelton, CT
15. Avalon Hackensack	226	47.2	Q3 2011	Q2 2013	Q4 2013	Q2 2014	2,555	N/A	N/A	N/A	N/A
Hackensack, NJ
16. AVA H Street	138	35.1	Q4 2011	Q4 2012	Q2 2013	Q4 2013	2,065	N/A	N/A	N/A	N/A
Washington, D.C.
17. Avalon West Chelsea/AVA High Line	715	276.1	Q4 2011	Q4 2013	Q1 2015	Q3 2015	3,300	N/A	N/A	N/A	N/A
New York, NY
18. Avalon Natick	407	82.9	Q4 2011	Q2 2013	Q2 2014	Q4 2014	1,805	N/A	N/A	N/A	N/A
Natick, MA
19. Avalon Somerset	384	79.5	Q4 2011	Q3 2012	Q4 2013	Q2 2014	1,965	N/A	N/A	N/A	N/A
Somerset, NJ
20. Avalon Mosaic	531	120.9	Q1 2012	Q4 2013	Q3 2014	Q1 2015	1,930	N/A	N/A	N/A	N/A
Tysons Corner, VA

Total/Weighted Average	5,775	$ 1,584.2					$ 2,360

Weighted Average Projected NOI as a % of Total Capital Cost (1)		6.9%	Inclusive of Concessions - See Attachment #13

			% Economic	Asset Cost Basis (millions):		Source
Non-Stabilized Development Communities			Occ	Asset Under Construction and Non-Stabilized Completions
Completed in Prior Quarters (7)			(1) (5)	Capital Cost, Under Construction	$ 1,584.2	Att. 8
Avalon at the Pinehills II	91	$ 17.6		Less: Remaining to Invest, Under Construction	(775.4)	Att. 10
Avalon Springs II	100	31.0		Subtotal, Non-Stabilized Assets Under Construction	808.8
	191	$ 48.6	90.3%	Capital Cost, Prior Quarters Non-Stabilized Development Completions	48.6	Att. 8
				Total Asset Cost Basis, Under Construction and Non-Stabilized Development	$ 857.4

Q1 2012 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $2.2 million. See Attachment #13.

(1)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of April 20, 2012.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of April 20, 2012.

(4)	Physical occupancy based on apartment homes occupied as of April 20, 2012.

(5)	Represents Economic Occupancy for the first quarter of 2012.

(6)

A fire occurred at this community on April 11, 2012 impacting one building with 15 apartment homes.  The projected Total Capital Cost, completion date and Stabilized Operations date for this community have not been adjusted to reflect the potential impact of the fire, if any, on budget and schedule which is not anticipated to be material.

(7)	Represents Development Communities completed in prior quarters that had not achieved Stabilized Operations for the entire current quarter.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2012.

Attachment 9

AvalonBay Communities, Inc.

Redevelopment Communities as of March 31, 2012

		Total	Schedule				Avg
	# of	Capital					Post-Renovated	Homes
	Apt	Cost (1)(2)	Acquisition /			Restabilized	Rent Per	Completed
	Homes	(millions)	Completion	Start	Complete	Ops (2)	Home (2)	@ 3/31/2012

							Inclusive of
							Concessions
							See Attachment #13

Under Redevelopment:

1. Avalon Sunset Towers	243	$ 13.1	Q2 1996	Q4 2010	Q3 2013	Q1 2014	$ 2,560	88
San Francisco, CA

2. Eaves Foster City	288	7.2	Q1 1994	Q3 2011	Q4 2012	Q2 2013	1,925	166
Foster City, CA

3. AVA Ballston	344	13.9	Q4 1993	Q3 2011	Q1 2013	Q3 2013	2,225	92
Arlington, VA

4. Eaves Santa Margarita	301	7.3	Q2 1997	Q3 2011	Q1 2013	Q3 2013	1,510	168
Rancho Santa Margarita, CA

5. Avalon Wilton	102	5.6	Q2 1997	Q4 2011	Q3 2012	Q1 2013	3,045	3
Wilton, CT

6. Avalon at Lexington	198	7.9	Q3 1994	Q4 2011	Q3 2012	Q1 2013	2,025	46
Lexington, MA

7. AVA Newport	145	5.6	Q3 1996	Q4 2011	Q4 2012	Q2 2013	1,785	19
Costa Mesa, CA

8. Avalon at Center Place	225	6.7	Q2 1997	Q4 2011	Q4 2012	Q2 2013	2,460	19
Providence, RI

9. AVA Cortez Hill	294	10.5	Q1 1998	Q4 2011	Q4 2012	Q2 2013	1,675	54
San Diego, CA

10. Eaves San Jose	440	15.3	Q3 1996	Q4 2011	Q2 2013	Q4 2013	1,755	5
San Jose, CA

Subtotal / Weighted Average	2,580	$ 93.1					$ 2,010	660

Completed this Quarter:

1. Eaves San Rafael	254	$ 13.7	Q3 1996	Q4 2010	Q1 2012	Q2 2012	$ 1,770	254
San Rafael, CA

2. Avalon Cove	504	18.8	Q1 1997	Q4 2010	Q1 2012	Q2 2012	3,060	504
Jersey City, NJ

Subtotal / Weighted Average	758	$ 32.5					$ 2,625	758

Total / Weighted Average	3,338	$ 125.6					$ 2,150	1,418

(1)	Exclusive of costs incurred prior to Redevelopment.

(2)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the
Company’s Supplemental Operating and Financial Data for the first quarter of 2012.

Attachment 10

AvalonBay Communities, Inc.

Summary of Development and Redevelopment Community Activity (1) as of March 31, 2012

(Dollars in Thousands)

DEVELOPMENT

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (2)	Occupied (3)	Invest (4)	Period End (5)

Total - 2010 Actual	1,730	$404,910	$578,159	$466,991	$296,292

Total - 2011 Actual	1,086	$525,391	$298,259	$804,231	$578,809

2012 Projected:
Quarter 1 (Actual)	213	$151,594	$54,692	$775,395	$663,459
Quarter 2 (Projected)	697	143,634	191,341	631,761	586,691
Quarter 3 (Projected)	686	120,162	181,361	511,599	519,889
Quarter 4 (Projected)	404	110,519	95,545	401,080	523,313

Total - 2012 Projected	2,000	$525,909	$522,939

REDEVELOPMENT

	Total Capital		Reconstruction in
	Cost Invested	Remaining to	Progress at
	During Period (2)	Invest (4)	Period End

Total - 2010 Actual	$47,688	$73,518	$13,412

Total - 2011 Actual	$62,986	$87,646	$18,790

2012 Projected:
Quarter 1 (Actual)	$15,307	$67,657	$25,158
Quarter 2 (Projected)	33,373	34,284	24,449
Quarter 3 (Projected)	19,883	14,401	14,861
Quarter 4 (Projected)	8,875	5,526	6,375

Total - 2012 Projected	$77,438

(1)	Data is presented for all communities currently under development or redevelopment.

(2)

Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

Represents projected Total Capital Cost of apartment homes completed and occupied, or projected to be completed and occupied during the quarter or year. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied, or projected to be completed and occupied during the quarter or year.

(4)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction.

(5)	2012 Quarter 1 (Actual) reflects construction in progress for communities under development and includes $23.7 million related to communities not currently under development or redevelopment.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2012.

Attachment 11

AvalonBay Communities, Inc.

Future Development as of March 31, 2012

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
Market	# of Rights	Number	Cost (1) (2)
		of Homes	(millions)

Boston, MA	6	1,966	$ 637

Fairfield-New Haven, CT	3	530	107

New York, NY (3)	3	1,443	599

New Jersey	8	1,938	418

Long Island, NY	1	303	76

Washington, DC Metro	2	577	151

Seattle, WA	3	765	163

San Jose, CA	1	250	76

Oakland-East Bay, CA	2	505	153

San Francisco, CA	2	455	202

Los Angeles, CA	2	479	167

San Diego, CA	1	204	55

Total	34	9,415	$ 2,804

(1)  See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)  The Company currently owns $220 million of land related to 13 of 34 development rights, and is currently under a ground lease obligation for one development right in Somerville, MA.

(3)  Includes development rights in Westchester County and Rockland County, NY.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2012.

Attachment 12

AvalonBay Communities, Inc.

Summary of Disposition Activity (1)

as of March 31, 2012

(Dollars in thousands)

			Accumulated		Weighted Average
Number of	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold (2)	Price	GAAP Gain	and Other	Gain (Loss) (3)	Mkt. Cap Rate (3) (4)	Unleveraged IRR (3) (4)

1998 - 2002:
41 Communities	$969,339	$224,887	$85,935	$138,952	7.9%	14.6%

2003 - 2007:
33 Communities, 1 Office Building	$1,649,678	$787,521	$126,149	$661,372	4.9%	16.4%
9 Land Parcels (5)

2008:
10 Communities	$564,950	$284,901	$55,786	$229,115	5.1%	14.1%

2009:
5 Communities, 2 Land Parcels (6)	$193,186	$68,717	$16,692	$52,025	6.5%	13.0%

2010:
3 Communities, 1 Office Building (6)	$198,600	$74,074	$51,977	$22,097	6.6%	9.8%

2011:
3 Communities, 3 Land Parcels (7)	$292,965	$287,132	$156,233	$130,899	5.1%	16.0%

2012:
No sales as of March 31, 2012	$-	$-	$-	$-	-	-

1998 - 2012 Total	$3,868,718	$1,727,232	$492,772	$1,234,460	5.9%	14.9%

(1)	Activity excludes dispositions by Fund I and dispositions to joint venture entities in which the Company retains an economic interest.

(2)

For dispositions from January 1, 1998 through December 31, 2002 the Weighted Average Holding Period is 4.5 years, for dispositions from January 1, 2003 through December 31, 2007, the Weighted Average Holding Period is 7.6 years and for dispositions from January 1, 2008 through March 31, 2012 the Weighted Average Holding Period is 12.2 years.

(3)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)

For purposes of this attachment, land and office building sales and the disposition of any real estate held in a joint venture for any or all of the Company’s investment period, are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(5)

As previously disclosed, the GAAP gains for sales during this period include our proportionate share of communities held by joint ventures and the recovery of any previously recognized impairment losses.

(6)

2009 and 2010 GAAP and Economic Gain include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(7)

2011 results exclude the Company’s proportionate gain of $7,675 associated with an asset exchange. 2011 Accumulated Depreciation and Other includes $20,210 in impairment charges on two of the land parcels sold.

Attachment 13

AvalonBay Communities, Inc

Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms.  The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance.  In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.  A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q1	Q1
	2012	2011

Net income attributable to common stockholders	$57,758	$30,341
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	65,292	63,194
Distributions to noncontrolling interests, including discontinued operations	7	7
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(1,086)	--

FFO attributable to common stockholders	$121,971	$93,542

Average shares outstanding - diluted	95,653,779	86,997,530

Earnings per share - diluted	$0.60	$0.35

FFO per common share - diluted	$1.28	$1.08

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the second quarter 2012 to the range provided for projected EPS (diluted) is as follows:

Attachment 13

	Low	High
	Range	Range

Projected EPS (diluted) - Q2 2012	$ 1.86	$ 1.90
Projected depreciation (real estate related)	0.67	0.71
Projected gain on sale of operating communities	(1.23)	(1.27)

Projected FFO per share (diluted) - Q2 2012	$ 1.30	$ 1.34

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets. A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

Attachment 13

	Q1	Q1	Q4
	2012	2011	2011

Net income	$ 57,609	$ 30,537	$ 322,965
Indirect operating expenses, net of corporate income	8,036	7,037	8,087
Investments and investment management expense	1,446	1,191	1,266
Expensed acquisition, development and other pursuit costs	239	651	330
Interest expense, net	33,626	42,971	37,640
Loss on extinguishment of debt, net	1,179	--	1,940
General and administrative expense	9,710	7,292	7,847
Joint venture loss (income)	(2,175)	(503)	(1,607)
Depreciation expense	62,991	59,650	62,423
Gain on sale of real estate assets	--	--	(273,415)
(Income) loss from discontinued operations	(921)	676	1,657

NOI from continuing operations	$ 171,740	$ 149,502	$ 169,133

Established:
New England	$ 22,065	$ 20,529	$ 22,574
Metro NY/NJ	39,591	36,052	38,571
Mid-Atlantic	18,816	17,676	19,063
Pacific NW	5,572	4,981	5,229
No. California	22,793	19,739	21,917
So. California	16,559	14,793	16,915
Total Established	125,396	113,770	124,269
Other Stabilized	23,932	17,203	22,580
Development/Redevelopment	22,412	18,529	22,284

NOI from continuing operations	$ 171,740	$ 149,502	$ 169,133

Attachment 13

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2011 through March 31, 2012 or classified as held for sale at March 31, 2012).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income (loss) for these communities is as follows (dollars in thousands):

	Q1	Q1
	2012	2011

Income (loss) from discontinued operations	$ 921	$ (676)
Interest expense, net	80	1,300
Depreciation expense	321	1,649

NOI from discontinued operations	$ 1,322	$ 2,273

NOI from assets sold	--	1,095
NOI from assets held for sale	1,322	1,178

NOI from discontinued operations	$ 1,322	$ 2,273

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

Attachment 13

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q1	Q1
	2012	2011

Rental revenue (GAAP basis)	$ 179,497	$ 168,399
Concessions amortized	196	1,594
Concessions granted	(69)	(758)
Rental revenue (with
concessions on a cash basis)	$ 179,624	$ 169,235

% change -- GAAP revenue		6.6%

% change -- cash revenue		6.1%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended March 31, 2012 as well as prior years’ activities is presented on Attachment 12.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the first quarter of 2012 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 57,758
Interest expense, net	33,626
Interest expense (discontinued operations)	80
Depreciation expense	62,991
Depreciation expense (discontinued operations)	321

EBITDA	$ 154,776

EBITDA from continuing operations	$ 153,454
EBITDA from discontinued operations	1,322

EBITDA	$ 154,776

EBITDA from continuing operations	$ 153,454

Interest expense, net	$ 33,626

Interest coverage	4.6

Attachment 13

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 - $300 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2012 is as follows (dollars in thousands):

Attachment 13

NOI for Established Communities	$ 125,396
NOI for Other Stabilized Communities	23,932
NOI for Development/Redevelopment Communities	22,412
Total NOI generated by real estate assets	171,740
NOI on encumbered assets	49,481
NOI on unencumbered assets	122,259

Unencumbered NOI	71%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year.  Therefore, for 2012, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2011 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Other Stabilized Communities are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2011, but have stabilized occupancy as of January 1, 2012. Other Stabilized Communities do not include communities that are planning to conduct substantial redevelopment activities or that are planned for disposition within the current year.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year.  Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-development basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development.

Restabilized Operations is defined as the attainment of (i) 95% physical occupancy or (ii) the one-year anniversary of completion of redevelopment.  At the date of Restabilized Operations, not all homes may have achieved the Post-Renovated Average Rent per Home.

Average Rent per Home as calculated for Development Communities, reflects management’s projected stabilized rents net of stabilized concessions and including stabilized other rental revenue.  Projected stabilized rents are based

Attachment 13

on one or more of the following:  (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and Market Rents on unleased homes.

Average Post-Renovated Rent per Home for Redevelopment Communities reflects management’s projected stabilized rents net of stabilized concessions and including stabilized other rental revenue once all homes have been renovated and subsequently re-leased.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company controls the land through a ground lease or owns land to develop a new community.  The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.